Exhibit 99.1

Contact:	Anne Bugge
(425) 951-1378

SONOSITE UNLEASHES NEXT MAJOR ADVANCE IN ULTRASOUND

Powerful M-Turbo Hand-Carried System Delivers Breakthrough Image Quality,
State-of-the-Art Connectivity and Extreme Durability for Point of Care Visualization

BOTHELL, WA -- October 1, 2007 -- SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, today announced the introduction of the M-Turbo (TM) ultrasound system for use in the full range of clinical applications at the point of care.

The fourth major product platform since SonoSite released the industry's first hand-carried ultrasound system in 1999, the M-Turbo system delivers an exponential increase in raw processing power for superior image clarity across all exam types, plus seamless connectivity for digital image export in a rugged, hand-carried product weighing less than 8 pounds.  SonoSite plans to begin customer deliveries later this quarter.

"I think the system is fantastic," said Diku Mandavia, MD, FACEP, Attending Staff, Department of Emergency Medicine, Cedars-Sinai Medical Center and Clinical Associate Professor of Emergency Medicine, LA County + USC Medical Center, Los Angeles. "SonoSite has truly evolved its product to a very powerful system that integrates the latest technology. The image provides clarity at every level and by definition will make a major improvement to patient care.  They have provided an exceptionally high level of performance but streamlined the process to obtain an image in an already easy-to-use interface. SonoSite really understands the market."

"It's a great system," concurs Stuart A. Grant, MD, Director of Medical Student Education and Assistant Professor of Anesthesiology at Duke University Medical School in Durham, North Carolina.  "The image quality of the nerve sub-structure and nerve bundles delivered by the M-Turbo system is truly outstanding. Its image quality and ease of use will make it easier for clinicians to learn and successfully perform regional nerve blocks. Additionally, the ability to download images onto a USB thumb drive makes it simple to acquire and archive images for use in teaching and for patient records. It is remarkable that SonoSite was able to listen to physicians' needs and respond with a product that addressed them in a matter of months."

Three New Advanced Imaging Algorithms = One Amazing Image

SonoSite's new M-Turbo system offers a 16-fold increase in processing power yet weighs slightly less than the MicroMaxx (R) system.  The system's increased processing power generates dramatic improvements in image quality by simultaneously running multiple advanced algorithms:

     --     SonoADAPT (TM)Tissue Optimization -- automatically adjusts imaging parameters depending on exam type and patient size based on imaging depth thereby eliminating time-consuming and complicated clinician manipulation of multiple controls.

     --     SonoHD (TM) Imaging Technology -- leverages the exponentially increased processing power to reduce speckle noise and other image artifacts while preserving and sharpening tissue information and enhancing the aesthetic and clinical value of the image.

     --     SonoMB (TM) Multi-beam Imaging - further enhanced and now available on all M-Turbo transducers, including the phased array transducer to facilitate cardiac and abdominal examinations, SonoMB technology was first introduced in April 2007 as a software upgrade for the MicroMaxx system.  Clinicians have praised its ability to increase resolution of small structures and enhance border delineation while maintaining temporal resolution.

"The M-Turbo system brings razor sharp image quality, user simplicity and speed to the time-driven, point-of-care clinical setting," said Kevin M. Goodwin, SonoSite President and CEO.  "Alongside the successful MicroMaxx system, M-Turbo underscores and extends our leadership in the hand-carried ultrasound market. With M-Turbo, we have created a powerful and versatile imaging tool for applications across the clinical spectrum while further simplifying the user interface yet maintaining system ruggedness and the rapid boot time our products are known for."

Transducers for Every Point-of-Care Exam

With the M-Turbo system, SonoSite is introducing a new phased array transducer and intracavitary probe. These new transducers offer the same exceptional durability and reliability for which SonoSite's transducers are widely recognized:

     --      The new P21x/5-1 phased array transducer offers exceptional image quality and an ergonomic form factor for increased patient and clinician comfort during cardiac, abdominal and Ob/Gyn exams.

     --      The ICTx/8-5 curved array transducer provides a 135 degree field of view and broad bandwidth for improved detail resolution.

At introduction, the M-Turbo system offers a total of seven transducers to cover a full range of clinical and procedural guidance applications for abdominal, nerve, vascular, cardiac, venous access, small parts and superficial imaging. In addition to the P21x/5-1 and ICTx/8-5, this suite of transducers includes the C60x/5-2 curved array; C11x/8-5 curved array; HFL38x/13-6 linear array; L25x/13-6 linear array; and L38x/10-5 linear array.

The M-Turbo system increases transducer versatility and ease of use by optimizing the transducer to perform multiple exams types for a specific anatomical area, enabling a single transducer to be useful across a broader array of applications.  SonoMB technology runs on all transducers, including the P21x phased array transducer. The M-Turbo system offers two transducers with exceptional depth penetration for difficult-to-image patients; the C60x transducer images to a depth of 30 cm. and the P21x transducer images to a depth of 35 cm.

Teaming Up with Texas Instruments and Microsoft

The M-Turbo system is the first medical device to integrate Texas Instruments' (TI) DaVinci (TM) technology which is designed specifically for high performing, highly responsive digital video applications. Digital videos and images can be exported from the M-Turbo system to a USB storage device in standard PC formats MPEG4 (H.264), JPEG, HLTM and BMP for review or storage on a PC or Mac (R) computer. With two high speed (480Mbps) USB 2.0 ports and a high speed Ethernet link, clinicians can seamlessly export digital video and images for diagnostic consultation, instruction and publishing.

SonoSite engineers also integrated Microsoft (R) Windows (R) Embedded CE 6.0 operating system running on TI's TMS320DM644x digital media processor with DaVinci technology to facilitate easy patient data management and transfer with hospital information systems (DICOM (R)) and to USB thumb drives.

"Rapid boot from a cold start and reliability are hallmarks of our products and essential in critical medical situations," stated Dave Willis, SonoSite Vice President, Competitive Strategy and Innovation. "The DaVinci processor, which offers state-of-the-art multimedia capabilities in a small footprint and requires minimal power, fits with our product philosophy. Most portable and compact ultrasound systems utilize large cumbersome operating systems with high-power processors that reduce battery life, increase system heat and require large memory devices that increase the risk of failure. Our proprietary, dedicated ASIC microchips perform the bulk of the ultrasound processing and eliminate the need for large power-hungry processors and operating systems. Working in collaboration with Microsoft and Texas Instruments, we were able to co-develop an ideal, flexible solution for connectivity, playback and easy image transfer."

"We are always excited to work with growing and innovative customers like SonoSite," said Greg Mar, DaVinci Technology Manager, Texas Instruments. "SonoSite exemplifies a company that continues to push the envelope of medical technology. We look forward to working with them as they continue to drive advances in digital signal processing technology to bring better, more effective patient care."

Innovation in Education

SonoSite is also leveraging the new multi-media and connectivity capabilities of the M-Turbo system to offer customers an "education key," a library of clinically specific, point-of-care tutorials and refresher courses for playback on the system.

The Education Key (TM) program is a thumb drive that contains a combination of system operation video tutorials, application-specific video refresher programs that provide peer-to-peer instruction on how to perform specific exams and procedures, and an image reference library of application specific sonographic anatomy for comparison purposes.  This combination of instructionally rich learning tools is an industry first and continues to solidify the commitment SonoSite is making to clinical users.

Built to Take It

The M-Turbo system is being offered with the same, unprecedented 5-year warranty that SonoSite introduced with the launch of the MicroMaxx system in 2005, which eliminates the need for expensive service contracts that typically add another 10-15% of the purchase price to system cost per year. Understanding the demanding requirements of point-of-care use, the M-Turbo system withstands SonoSite's industry-leading 36-inch drop test. Durability is built in from the ground up with the extensive use of magnesium components throughout to maximize strength and minimize weight.  As with other SonoSite products, the M-Turbo system is battery operable and goes from off to scanning in less than 15 seconds. Plus, the system is easy to clean and sanitize, of utmost importance in critical care environments

"The introduction of the M-Turbo to our product portfolio marks the beginning of a new line-up of major product releases signaling the next level of performance and customization for the point-of-care market," Mr. Goodwin said. "With a global installed base numbering more than 36,000 systems and consistently high customer satisfaction ratings of 97%, we remain the leader in point-of-care visualization."

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by nine subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 550 people worldwide.

Forward-Looking Information

Certain statements in this press release relating to the future market acceptance of newly released products, expected orders and possible future sales are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are subject to known and unknown risks and uncertainties, and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully market and sell our new technology, competition from other ultrasound companies, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending litigation and expenses associated with such litigation, regulatory changes in various national health care markets,  the ability of our distribution partners to market and sell our products, as well as other factors contained in the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission as well as in our subsequently filed quarterly reports on Form 10Q and other Securities and Exchange Commission filings.  We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events